Exhibit 10.2

CDI CORP.

PERFORMANCE SHARES AGREEMENT

1. Grant of Performance Shares. The Company hereby grants to [Insert Name] a target number of [Insert Number] performance shares (“Performance Shares”), with a maximum possible payout of up to one hundred percent of the target number of Performance Shares. The maximum possible payout is dependent upon the Company’s performance as set forth in Section 3. This Grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company”, as the context requires, means CDI Corp., CDI Corp. and its Subsidiaries, or the individual Subsidiary of CDI Corp. which employs or retains the Recipient.

(f) “Date of Grant” means [Insert Date].

(g) “Determination Date” means the date that the Committee approves the calculation of the Company’s annual operating income for the applicable fiscal year, which is anticipated to be shortly after the audit of the Company’s financial statements is completed for such fiscal year.

(h) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Code.

(i) “Fair Market Value” shall mean the closing price of actual sales of CDI Stock on the New York Stock Exchange (“NYSE”) on a given date or, if there are no such sales on such date, the closing price of CDI Stock on the NYSE on the last preceding date on which there was a sale. If CDI Stock is not then listed on the NYSE, Fair Market Value shall mean (i) the per share closing price on any other U.S. national securities exchanges on which CDI Stock is listed, (ii) if not so listed and CDI Stock is publically traded on an inter-dealer quotation system, the closing price on such system (or, if deemed appropriate by the Committee, the average of high and low prices) and (iii) if not so listed or traded, as determined by the Committee in compliance with Section 409A of the Code.

(j) “Grant” means the grant of Performance Shares to the Recipient pursuant to this Agreement.

(k) “Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan, as amended.

(l) “Retirement” means the Recipient’s leaving the employ of the Company:

(i)	on or after the date that the Recipient satisfies one of the following combinations of age and years of service with the Company:

•	60 years of age and 20 years of service;

•	62 years of age and 15 years of service; or

•	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

3. Performance Contingency and Vesting. Up to maximum of 20% of the target number of Performance Shares will vest on the Determination Date in 2013 and on the Determination Dates of each of the four following years and will be settled in an equivalent number of shares of CDI Stock based upon the Company’s achievement during the immediately preceding fiscal year of the applicable annual operating income targets set forth in Attachment 1. The actual number of Performance Shares that will vest on each such date will be determined based on the actual percentage of the annual operating income target achieved for the applicable fiscal year, as follows:

(a) Less than 90%: 0%

(b) At least 90% but less than 95%: 20%

(c) At least 95% but less than 100%: 50%

(d) 100% or more: 100%

If any portion of the maximum number of Performance Shares that could have vested with respect to a particular fiscal year do not vest because less than 100% of the applicable annual operating income target was achieved, such unvested Performance Shares shall be immediately forfeited for no consideration. Vested Performance Shares will be settled in shares of CDI Stock as soon as administratively practicable following the applicable vesting date, but in no event later than the last day of such year. The number of shares of CDI Stock delivered in settlement of the Recipient’s vested Performance Shares shall be decreased in accordance with Section 5 below regarding tax withholding. Immediately upon the termination of the Recipient’s employment or other service relationship with the Company for any reason, the Recipient shall forfeit all unvested Performance Shares for no consideration. Notwithstanding the immediately preceding sentence, if the Recipient’s employment or other service relationship with the Company terminates as a result of the Recipient’s death, Disability or Retirement after the last day of a particular fiscal year but prior to the Determination Date of the following fiscal year, any Performance Shares that would have vested on the Determination Date of such following fiscal year shall immediately vest and be settled pursuant to the schedule set forth above.

4. Dividend Equivalents. No dividends shall be paid with respect to the Performance Shares. In lieu thereof, at such time as the Performance Shares are settled in shares of CDI Stock, the Recipient will be credited with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the vesting date) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the vesting date. The number of shares of CDI Stock payable to the Recipient with respect to dividends shall be decreased in accordance with Section 5 below regarding tax withholding.

5. Tax Withholding. Unless the Company and the Recipient make other arrangements to satisfy the Recipient’s withholding taxes, the number of shares of CDI Stock to be delivered to the Recipient in settlement of vested Performance Shares (including shares to be delivered in settlement of the accrued dividend equivalents) shall be reduced by an amount equal to the minimum taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the settlement of such Performance Shares and/or dividend equivalents. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the settlement date.

6. Nontransferablity of this Grant. The Performance Shares may not be transferred, in whole or in part, except by will or the applicable laws of descent and distribution.

7. Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient’s ability to sell or otherwise transfer some or all of the shares of CDI Stock which may be acquired by the Recipient in connection with this Grant.

8. Awards Policy. This Grant is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Grant is also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as amended, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

9. Cancellation of Performance Shares and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Recipient has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competition covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Recipient and the Company which is being violated by such competition: (a) cancel any Performance Shares granted to the Recipient and/or (b) require the Recipient to transfer to the Company, for no consideration, all shares of CDI Stock acquired by the Recipient in connection with this Grant during the one-year period prior to the termination of the Recipient’s employment or other service relationship with the Company, including any shares of CDI Stock delivered in settlement of accrued dividend equivalents.

10. Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition the delivery of certificates (or book entry issuance) for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the issuance of such certificates (or book entry issuance) is in compliance with federal and state securities laws.

11. Rights Prior to Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by transfer in accordance with Section 6 shall have any of the rights of a shareholder (including voting or dividend rights) with respect to any Performance Shares or any shares of CDI Stock issuable in connection with the Performance Shares until the date of issuance to the Recipient of a certificate (or book entry issuance) for shares of CDI Stock.

12. Performance Shares Do Not Affect Employment Relationship. This Grant shall not confer upon the Recipient any right to continue in the employ or service of the Company, nor interfere in any way with the right of the Company to terminate the employment or other service relationship of the Recipient at any time and for any reason.

13. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

14. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Grant, the Recipient acknowledges that: (a) this Grant is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Grant is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock (nor has any representation been made).

15. Execution of this Agreement. If the Recipient does not sign and return this Agreement within 30 days following the Date of Grant, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock to the Recipient in connection with this Grant. If the Recipient receives any shares of CDI Stock in connection with this Grant but has not signed and returned this Agreement, he or she will be deemed to have accepted and agreed to the terms set forth herein.

16. Miscellaneous. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between the Company and the Recipient. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

CDI CORP.	RECIPIENT

By:	Signature:

Name:	Print Name:

Title:	Date: